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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                             KEY ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                                     04-2648081
  (STATE OF INCORPORATION)                   (IRS EMPLOYER IDENTIFICATION NO.)

                        TWO TOWER CENTER, TWENTIETH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



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        Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of Each Exchange on Which
 Title of Each class to be Registered              Class is to be Registered
 ------------------------------------           ------------------------------
          COMMON STOCK                              NEW YORK STOCK EXCHANGE

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (TITLE OF CLASS)




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

         The Company is authorized to issue up to 100,000,000 shares of common stock, $.10 par value per share ("Common Stock"). Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets, according to the number of shares they hold. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

         The Board of Directors has the power under the Company's Articles of Incorporation, without the need of any stockholder action, to redesignate all or any of the authorized and unissued shares of Common Stock into one or more series of preferred or preference stock and to establish the rights and preferences (including without limitation, dividend and liquidity preferences, voting rights and conversion provisions), except that the Company charter provides that no such class or series of shares (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.


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ITEM 2.  EXHIBITS


1. The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.*
2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 31, 1997 and December 31, 1997.*
3.  The Registrant's Proxy Statement dated November 28, 1997.*
4. The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws.*
5.  Specimen Certificate of the Registrant's Common Stock.*
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*     Filed with the New York Stock Exchange, Inc.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 27, 1998

                                           KEY ENERGY GROUP


                                           By: /s/ Francis D. John
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                                                  Francis D. John
                                                  President and Chief
                                                     Executive Officer


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